Exhibit 21.1

The companies listed below are the primary subsidiaries of the Corporation. The financial data for these subsidiaries comprised the Corporation’s consolidated financial statements.

Name of Company	Organized Under Laws of
Domestic:
Olsen Medical, LLC	Delaware
Symmetry Medical Manufacturing Inc.	Delaware
Symmetry Medical International Inc.	Delaware
Symmetry Surgical International Inc.	Delaware
Specialty Surgical Instrumentation, Inc. (d/b/a Symmetry Surgical Inc.)	Tennessee
S.S.I.I. LP, LLC	Delaware
Symmetry Surgical IP, LLC	Delaware
Symmetry Medical SSI Real Estate, LLC	Tennessee
SMA Real Estate, LLC	Maine
Symmetry New Bedford Real Estate, LLC	Delaware
International:
Symmetry Medical Cheltenham, Limited	England
PolyVac France S.A.R.L.	France
Symmetry Medical Poly-Vac S.A.S.	France
Symmetry Medical Sheffield LTD	England
Whedon, Limited	England
Clamonta, Limited	England
Symmetry Medical Switzerland SA	Switzerland
Symmetry Medical Malaysia, SDN	Malaysia
Introfocus, Limited	England
Symmetry Medical Ireland, Ltd.	Ireland
Symmetry Medical Germany, GmbH	Germany
Symmetry Surgical Netherlands, CV	Netherlands
Symmetry Surgical Netherlands, BV	Netherlands